UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 27, 2007

                    Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

   3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)

                                            (414) 342-4680
(Registrant's telephone number, including area code)

                                            Not Applicable
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (e)        On April 27, 2007, the Human Resources Committee (the “Committee”) of the Board of Directors of the Company recommended that the Board of Directors approve certain amendments to the Company’s 2004 Incentive Stock Plan (the “2004 Plan”) and the Company’s 1995 Stock Option Plan (the “1995 Plan” and together with the 2004 Plan, the “Plans”) to amend the definition of “Retirement” in each Plan. On April 28, 2007, the Board of Directors of the Company approved the recommended amendments to the Plans to revise the definition of “Retirement” in each Plan. The Company filed the Plans, as amended through April 28, 2007, as exhibits to its Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2007.

        The revised definition is consistent with the Company’s defined benefit plans and allows holders of equity awards under the Plans to now be deemed to satisfy the requirements of “Retirement” after the age of 55, provided the holders terminated employment for reasons other than cause and completed five years of service with the Company or its affiliates prior to termination. The revised definition of “Retirement” also provides the Committee with discretion to determine additional circumstances that would be deemed to qualify as “Retirement” under the Plans. Finally, the Board of Directors approved amendments to each Plan to add a common definition of the term “cause” as used in the definition of “Retirement” for holders of equity awards who terminate employment after the age of 55 and before age 62. Under the Plans, holders of equity awards who “retire” will have up to three years (or a shorter period if the governing award agreement provides for a shorter exercise period or in the event of death) from the date of “Retirement” to exercise any outstanding options. In addition, on the date of “Retirement”, a pro rata portion of a holder’s outstanding general form restricted stock awards will immediately vest. Each of the named executive officers of the Company identified in the Company’s proxy statement for its annual meeting of shareholders held on April 28, 2007, filed on Schedule 14A with the Commission on March 28, 2007 (the “NEOs”), is a holder of equity awards under at least one of the Plans.

        Due to the 3-week strike that occurred at the Company’s York, Pennsylvania plant (the “Strike”), on April 27, 2007, the Committee approved supplemental incentive programs for 2007 for all employees who generally participate under short term incentive plans for Harley-Davidson Motor Company, Buell Motor Company, Harley-Davidson Financial Services, Inc., Harley-Davidson Dealer Services and Harley-Davidson, Inc. for the purpose of retaining and recruiting employees. For the approximately 8,800 employees of Harley-Davidson Motor Company, bonuses under the supplemental incentive program for 2007 will be based on a growth rate of earnings before interest and taxes that reflects the impact of the Strike. These employees include the President and Chief Operating Officer of Harley-Davidson Motor Company, who is an NEO.

        The Harley-Davidson, Inc. supplemental incentive program for 2007 applies to the Company’s principal executive officer, the Company’s principal financial officer and two others who are NEOs. The two others are the Company’s Vice President, General Counsel and Secretary and the Company’s Vice President and Treasurer. Bonuses under the supplemental incentive program will be based on a growth rate of earnings per share that reflects the impact of the Strike.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: May 3, 2007	By: /s/ Tonit M. Calaway
Tonit M. Calaway
Assistant Secretary